Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Wesley Retires from Board of Directors; Named Director Emeritus

TULSA, OKLAHOMA, August 4, 2021 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that Charles R. Wesley, Executive Vice President and Director of ARLP's general partner, has retired effective July 31, 2021.  Mr. Wesley joined the Company in 1974 when he began working for Webster County Coal Corporation as an engineering co-op student, and rose through the ranks to become Senior Vice President – Operations in 1996, where he served until joining the Board of Directors in 2009 while also serving as Executive Vice President.

In recognition of Mr. Wesley's service to the Company and to continue to benefit from his counsel following his retirement, the Board designated Mr. Wesley with the honorary title of Director Emeritus, effective immediately following his retirement.  As Director Emeritus, Mr. Wesley may attend Board and Board Committee meetings in an advisory capacity but will not vote on Board matters and will not be compensated.

"Charlie Wesley has been an important member of the Alliance team his entire career," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Charlie's leadership over the years has been invaluable to the growth and success enjoyed by ARLP.  Perhaps most importantly, Charlie's enthusiasm and work ethic became engrained in the Alliance culture, influencing leaders throughout our organization.  He has our deepest appreciation and gratitude for his many contributions, and I am pleased he will remain part of our team as Director Emeritus."

The vacancy on the Board created by Mr. Wesley's retirement has not yet been filled.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates operating and royalty income from coal produced by its mining complexes and royalty income from mineral interests it owns in strategic oil & gas producing regions in the United States, primarily the Permian, Anadarko and Williston basin.

ARLP currently produces coal from seven mining complexes its subsidiaries operate in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

In addition, ARLP also generates income from a variety of other sources.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.